UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2009

MURPHY OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street P.O. Box 7000, El Dorado, Arkansas	71731-7000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 870-862-6411

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company announced on August 5, 2009 that Mr. Harvey Doerr, Executive Vice President, Downstream, has decided to leave the Company. Mr. Doerr’s resignation was effective August 7, 2009. The Company does not have employment, change in control or termination agreements with its Named Executive Officers. Determinations as to the payment of any termination benefits for departures from executive-level positions are made by the Executive Compensation Committee of the Board of Directors on an individual case-by-case basis.

In the case of Mr. Doerr, he will receive a one-time cash payment of $1,500,000; a cash payment of $1,053,460.99 representing the value of earned but unvested restricted stock unit awards for years prior to 2009; a pro-rated cash payment for earned but unvested restricted stock unit awards for the year 2009 in an amount to be calculated and paid as soon as practicable after year-end 2009 and currently estimated to be $1,281,993.75; and assistance with relocation expenses to Canada in an amount estimated to be $125,000. In the Canadian retirement plan, Mr. Doerr will be entitled to receive a reduced early retirement penalty from 4% to 3% from age 60 in lieu of the normal penalty of 4% from age 62. In the United States retirement plan, Mr. Doerr will be entitled to the early retirement penalty applicable to employees retiring while in active service (4% per year up to a maximum penalty of 28%) in lieu of the penalty applicable to retirees who leave active service before attaining age 55 (5% per year up to a maximum penalty of 50%). Vested stock option awards will, in accordance with their terms, remain exercisable for two years from Mr. Doerr’s separation from service date. Mr. Doerr has also agreed to a one-year consultancy with the Company’s Canadian subsidiary for which he will receive a semi-annual retainer of C$100,000. During the period of this consultancy and for one year thereafter, Mr. Doerr will not compete with the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

By:	/s/ John W. Eckart
John W. Eckart
Vice President & Controller

Date: August 11, 2009